Exhibit 99.1

CorEnergy Responds to Energy XXI Announcement

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.—February 16, 2016 – Today, Energy XXI Ltd. (“EXXI”), parent company of the lessee of CorEnergy Infrastructure Trust, Inc.’s ("CorEnergy" or the "Company") Grand Isle Gathering System (“GIGS”), announced its second quarter earnings for fiscal year 2016. In the release, EXXI stated it has elected not to make an interest payment that was due today on its 8.25% Senior Notes due 2018 or any other debt instruments, beginning a 30-day grace period for payment. EXXI noted it has sufficient cash to make the full debt payment, however its Board chose this action as it believes it is in the best long term interest of EXXI and its stakeholders. EXXI also stated that it expects operations to continue as normal while discussions are ongoing.

“EXXI’s production forecast, also announced today, indicates the need to maintain access to GIGS.  Forty-four offshore platforms rely entirely on the system to transport oil production ashore,” said Dave Schulte, CorEnergy’s Chief Executive Officer. “CorEnergy’s triple net lease is a necessary operating expense for EXXI to flow its own production and uphold its third party transport obligations.”

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Robertshaw, 877-699-CORR (2677)
info@corridortrust.com

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